Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Strong Commercial Loan and Deposit Growth Nationally Drives Record Earnings for 2024

Jericho, NY – January 23, 2025 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the fourth quarter and full year 2024. Significant achievements and key performance metrics during the current quarter and year include:

●	Net income increased 19% to $11.8 million, or $1.37 per diluted share in the current quarter, as compared to $9.9 million, or $1.18 per diluted share, for the comparable quarter in 2023. Net income for the full year increased $2.6 million, or 7%, to $43.7 million, or $5.14 per diluted share, when compared to $41.0 million, or $4.91 per diluted share, in 2023. For the full year 2023, adjusted(1) net income and diluted earnings per share were $38.1 million (an increase of $5.6 million or 15% when compared to 2024) and $4.56, respectively, excluding the $4.0 million pre-tax gain on certain equity investments.

●	On a linked quarter basis, net income increased $393 thousand, or 4%, to $11.8 million despite a $700 thousand increase in the provision for credit losses, primarily due to commercial law firm loan growth in the current quarter.

●	Consistent industry leading returns on average assets and equity of 2.49% and 19.99% for the current quarter and 2.57% and 20.14% for the full year 2024, respectively, notwithstanding our continued investment in current resources for future growth.
●	Continued expansion of our total revenue base to $124.8 million for the full year 2024 fueled by an industry leading net interest margin of 6.06% and stable fee-based income (led by our payment processing platform) totaling $24.9 million, or 20% of total revenue. In the current quarter, our net interest margin of 5.87% was negatively impacted by approximately 13 basis points due to elevated average interest earning cash balances that were funded with core deposit growth.
●	Strong core deposit growth totaling $105.9 million, or 28% annualized, on a linked quarter basis to $1.63 billion, comprised of low-cost commercial relationship deposits with a cost-of-funds of 0.95% (including demand deposits). Deposit growth for the full year was $234.9 million, or 17%, when compared to 2023. Off-balance sheet sweep funds increased $276.4 million, or 99%, to $554.4 million when compared to year-end 2023, with approximately 77% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $714 thousand for the current quarter. Additional available liquidity totaled approximately $907 million, excluding cash and unsecured borrowing capacity.
●	Significant loan growth on a linked quarter basis totaling $99.6 million, or 31% annualized, to $1.40 billion. Growth was fueled by a $95.1 million or a 46% annualized increase in higher yielding commercial loans nationally, led by net draws on existing commercial litigation related loans. For the full year 2024, loans grew $189.6 million, or 16%, when compared to $1.21 billion in 2023 with commercial loan growth totaling $182.7 million or 25% (litigation related loans grew $223.4 million, or 37%, in 2024). These commercial loans have and will continue to create additional opportunities for future core deposit growth (noninterest bearing operating or DDA and escrow or IOLTA accounts nationally) through our full service commercial relationship banking programs and our branchless commercial cash management platform.
●	Interest earning asset growth, excluding cash and cash equivalents, was $127.7 million, or 32% annualized, on a linked quarter basis and totaled $1.71 billion. In early 2024, management elected to temper multifamily and commercial real estate loan growth in response to the economic environment and has ratably purchased short duration agency mortgage-backed securities with commensurate risk adjusted yields, enhancing our liquidity while improving the securities to total assets ratio to 17%. Interest earning asset growth, excluding cash and cash equivalents, for the full year was $301.0 million, or 21%, when compared to 2023.
(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Solid credit metrics, asset quality, and reserve coverage ratios with an allowance for credit losses to loans ratio of 1.50% and a nonperforming loan to total assets ratio of 0.58%, represented by one multifamily loan totaling $10.9 million. We have no exposure to commercial office space, no construction loans, and only $14.7 million in performing loans to the hospitality industry.
●	Stable and consistent fee income in the current quarter totaling $6.2 million, or 19% of total revenue, led by our payment processing platform with 88,000 small business clients nationally. Our technology-enabled payments platform facilitated the processing of $9.2 billion in credit and debit card payment volume across 145.7 million transactions for our clients in the current quarter.
●	Strong efficiency ratio of 47.5% and 48.7% for the fourth quarter and full year ended 2024, respectively, notwithstanding our investments in resources to support future growth and excellence in client service.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 14.67% and 12.53%, respectively. Including the after-tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $14.3 million and $5.6 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios were 13.33% and 12.23%, respectively. Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.
●	Included on the “2024 Fortune 100 Fastest-Growing Companies” list based on our revenue growth, earnings per share growth and three-year annualized return to shareholders for the period ending on June 30, 2024.

“Throughout 2024, our focus on creating long-term stakeholder value continued by leveraging our regional business development officers to significantly grow core deposits nationally as well as higher yielding commercial litigation or law firm loans,” stated Tony Coelho, Chairman of the Board. “We coupled this focus with tempering our New York metro real estate lending in response to the current market sentiment and instead invested excess cash flow from core deposits in short duration agency mortgage-backed securities with commensurate risk adjusted yields.”

“Our current quarter’s net interest margin was negatively impacted by both elevated interest earning cash balance and short-term market interest rates on our variable rate commercial loan portfolio on a linked quarter basis,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “Our active asset-liability management including, but not limited to, managing our client centric commercial law firm lending renewals including interest rate spreads and floors, measured and flexible deposit-liability management, and continued commercial loan and core deposit growth will continue to produce industry leading growth, earnings, returns, and performance metrics in the future. Lastly, as in previous years, we anticipate that a portion of the elevated draws on existing commercial litigation related loans may paydown, tempering first quarter loan growth. However, based on our current commercial loan pipeline, we anticipate 2025 loan growth to be commensurate to prior years.”

(1)	See non-GAAP reconciliation provided at the end of this news release.

Fourth Quarter Earnings

Net income for the quarter ended December 31, 2024 was $11.8 million, or $1.37 per diluted share, compared to $9.9 million, or $1.18 per diluted share for the same period in 2023. Returns on average assets and equity for the current quarter were 2.49% and 19.99%, respectively, compared to 2.59% and 20.78% for the same period of 2023.

Net interest income for the fourth quarter of 2024 increased $4.2 million, or 18.6%, to $26.9 million, due to growth in average interest earning assets (funded with low-cost core deposits) totaling $353.0 million, or 24.0%, to $1.82 billion when compared to the fourth quarter of 2023. Our net interest margin remained strong at 5.87%, decreasing 25 basis points when compared to the same period in 2023. Our net interest margin was negatively impacted by changes in our average interest earning asset composition including cash and securities as well as decreases in short-term market interest rates. Average loan yields decreased 3 basis points to 7.78% while average loans increased $146.0 million, or 12.5%, to $1.32 billion, primarily due to growth in our national commercial litigation related lending. Loan interest income increased $2.7 million, or 11.7%, to $25.7 million with the increase in average loan balances (primarily commercial) comprising $3.4 million of the increase, offset by a $742 thousand decrease in average rate due to decreases in short-term market interest rates. Our loan-to-deposit ratio was 85% as our low-cost deposit base increased $234.9 million, or 17.0%, primarily due to growth in our longer duration escrow or IOLTA deposit relationships while our cost of funds on interest bearing deposits remained relatively unchanged. Based on our decision to proactively moderate commercial real estate growth in 2024 due to market sentiment, excess funding was invested in short duration agency mortgage-backed securities with commensurate risk adjusted yields, enhancing our liquidity while improving the securities to total assets ratio to 16.6%. Average securities in the quarter increased $84.9 million to $303.0 million and yields increased 82 basis points to 3.44%, increasing securities income by $1.2 million with $653 thousand attributable to average volume increases and $527 thousand attributable to increases in average rate. Due to the significant increase in core deposits during the current quarter, average interest earning cash balances increased $122.2 million, or 147%, to $205.3 million when comparing the current quarter to the comparable quarter in 2023, negatively impacting our net interest margin by approximately 13 basis points. By year-end 2024, the majority of this excess cash was deployed into higher yielding commercial loans.

The provision for credit losses was $1.7 million for the fourth quarter of 2024, a $200 thousand increase from the fourth quarter 2023 provision. As of December 31, 2024, our allowance to loans ratio was 1.50% as compared to 1.38% as of December 31, 2023. The increase in the allowance as a percentage of loans was general reserve driven considering elevated loan growth/net draws in the current quarter and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Noninterest income totaled $6.2 million for the fourth quarter of 2024 as compared to $6.3 million in the same period for 2023. Payment processing income was $5.1 million for the fourth quarter of 2024, a $330 thousand decrease from the same period in 2023, primarily due to anticipated ISO and merchant attrition and changes in the volumes of our overall merchant risk profile. Payment processing volumes for the credit and debit card processing platform increased $727.2 million, or 8.6%, to $9.2 billion and transactions decreased 10.1 million, or 6.5%, to 145.7 million, for the current quarter, as compared to the same period in 2023. We continue to focus on the expansion of sales channels through ISOs, prudently managing risk while focusing on new merchant originations, increasing overall volumes as well as risk profiles, and expanding our technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, supports multiple processing platforms, manages daily risk across 88,000 small business merchants in all 50 states, and performs commercial treasury clearing services for $9.2 billion in volume across 145.7 million in transactions in the current quarter. ASP fee income increased $134 thousand to $714 thousand for the fourth quarter of 2024. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. Other noninterest income increased $99 thousand to $367 thousand when compared to the prior year quarter primarily due to increases in loan and other banking fees.

Noninterest expense increased $1.8 million, or 12.8%, to $15.7 million for the fourth quarter of 2024, as compared to the same period in 2023. This increase was primarily due to increases in employee compensation and benefits, data processing, advertising and marketing, and occupancy and equipment. Employee compensation and benefits costs increased $873 thousand, or 10.0%, due to the impact of year end salary increases, bonuses, incentive pay to business development officers (“BDOs”), and stock-based compensation increases. Data processing costs increased $329 thousand due to increases in core banking processing volumes and additional costs related to enhanced risk management systems and other technology implementations. Advertising and marketing costs increased $205 thousand as we continued to advance our digital marketing platform across our commercial litigation platform nationally, expand our thought leadership in this national vertical, and directly support our regional BDOs with targeted hyper-personalized account based marketing (“ABM”) campaigns. Occupancy and equipment costs increased $170 thousand due to amortization of internally developed software to support our digital marketing and risk management platforms and additional office space to support our growth. Our investment in current resources has and will continue to support future growth.

The Company’s efficiency ratio was 47.5% for the three months ended December 31, 2024, as compared to 48.0% in 2023. Our strong efficiency ratio is a result of our continued growth primarily driven by our core national platforms that have (and will continue to) benefit from our investments in technology/risk management, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 25.0% for the fourth quarter of 2024, as compared to 27.0% for the fourth quarter of 2023, resulting from certain discrete tax benefits related to stock-based compensation.

Full Year Earnings

Net income for the year ended December 31, 2024 was $43.7 million, or $5.14 per diluted share, compared to $41.0 million, or $4.91 per diluted share for the same period in 2023. Returns on average assets and equity for the year ended December 31, 2024 were 2.57% and 20.14%, respectively, compared to 2.89% and 23.20% for the same period of 2023. Excluding the gain of $4.0 million ($2.9 million after-tax or $0.35 per diluted share) on our equity investments in 2023, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity for the year ended December 31, 2023 was $38.1 million, $4.56, 2.68% and 21.54%, respectively.

Net interest income for the year ended December 31, 2024 increased $16.2 million, or 19.3%, to $99.9 million, due to growth in average interest earning assets totaling $273.2 million, or 19.9%, to $1.65 billion as compared to the same period in 2023, as well as our strong net interest margin of 6.06%. Our net interest income was positively impacted primarily by growth in higher yielding variable rate commercial loans and growth in lower-cost escrow or IOLTA deposits nationally. The average yield on loans increased 10 basis points to 7.82%, primarily driven by growth in higher yielding variable rate commercial loans. During 2024, average loans for the year ended December 31, 2024 increased $207.0 million, or 19.7%, to $1.26 billion, primarily due to growth in our national commercial lending platform and, to a lesser extent, growth in our regional multifamily loan portfolio primarily during the latter part of 2023. Loan interest income increased $17.3 million, or 21.3%, to $98.5 million with increases in average loan balances (primarily commercial) comprising $16.7 million of the increase and $588 thousand (primarily multifamily) representing increases in average rate. During 2024, average deposits increased $230.0 million, or 31.6%, to $958 million, primarily due to growth in escrow or IOLTA deposits nationally. Our deposit cost-of-funds, excluding demand deposits, increased 29 basis points in the current year when compared to the same period in 2023 due to increases in short-term interest rates as well as management proactively increasing rates on IOLTA accounts in the certain states where we operate. Deposit expense increased $5.3 million to $13.4 million for the year ended December 31, 2024 with increases in average rate comprising $3.3 million and $2.0 million attributable to increases in average balances. Average securities for the year ended December 31, 2024 increased $54.9 million to $265.7 million and yields increased 87 basis points to 3.25% due to our previously noted balance sheet strategy. In 2024, the combined increase in average loans and securities totaled $261.9 million, or approximately 20.7%, to $1.52 billion as compared to 2023.

The provision for credit losses was $4.7 million for the year ended December 31, 2024, a $175 thousand increase from the same period in 2023. As of December 31, 2024, our allowance to loans ratio was 1.50% as compared to 1.38% as of December 31, 2023. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Noninterest income totaled $24.9 million for the year ended December 31, 2024 as compared to $29.8 million in the same period for 2023. Excluding the $4.0 million gain on our equity investments in 2023, adjusted(1) noninterest income was $25.7 million. In 2024, payment processing income was $20.9 million, a $1.4 million decrease when compared to 2023, primarily due to anticipated ISO attrition and changes in our overall merchant risk profile. Payment processing volumes and transactions for the credit and debit card processing platform increased $3.3 billion, or 10.0%, to $36.3 billion and transactions decreased 9.0 million, or 1.5%, to 603.7 million transactions, respectively, when comparing the full-year 2024 to 2023. We continue to focus on the expansion of sales channels through ISOs, prudently managing risk while focusing on new merchant originations, increasing overall volumes as well as risk profiles, and expanding our technology and other resources in this vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, supports multiple processing platforms, manages daily risk across 88,000 small business merchants in all 50 states, and performs commercial treasury clearing services for $36.3 billion in volume across 603.7 million in transactions in the current year.  In 2024, ASP fee income increased $271 thousand to $2.7 million when compared to 2023. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. Other noninterest income increased $327 thousand to $1.3 million when comparing 2023 to 2024, primarily due to increases in loan and other banking related fees.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Noninterest expense increased $7.7 million, or 14.5%, to $60.8 million for the year ended December 31, 2024, as compared to the same period in 2023. This increase was primarily due to increases in employee compensation and benefits, advertising and marketing, data processing, and occupancy and equipment, partially offset by decreases in professional services costs. Employee compensation and benefits costs increased $5.4 million, or 16.5%, due to the full year’s impact of key hires (throughout 2023) to support future growth and excellence in client service as well as the impact of year end salary increases, bonuses, incentive pay to BDOs, and stock-based compensation increases. During 2024, we experienced the full year impact of our 2023 key hires including, but not limited to, our regional senior BDOs, sales support, lending underwriting/lending support, and risk management staffing initiatives. Advertising and marketing costs increased $1.7 million as we continued to advance our digital marketing platform across our commercial litigation platform nationally, expand our thought leadership in this national vertical, and directly support our regional BDOs with targeted ABM campaigns. Data processing costs increased $1.5 million due to increases in core banking processing volumes and additional costs related to enhanced risk management systems and other technology implementations. Occupancy and equipment costs increased $730 thousand due to amortization of internally developed software to support our digital marketing and risk management platforms and additional office space to support growth. Professional services costs decreased $1.6 million primarily due to our 2023 hiring initiatives noted above and related costs associated with the executive search firm utilized. Our investment in current resources has and will continue to support our future growth.

The Company’s efficiency ratio was 48.7% for the year ended December 31, 2024, as compared to 46.8% for the same period in 2023. The adjusted(1) efficiency ratio was 48.5% for the year ended December 31, 2023, excluding the aforementioned $4.0 million pre-tax gain. Our strong efficiency ratio is a result of our continued growth primarily driven by our core national platforms. These platforms have benefited from our investments in technology/risk management systems, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.4% for the year ended December 31, 2024, compared to 26.6% for the same period in 2023.

Asset Quality

At December 31, 2024, we had one nonperforming multifamily loan totaling $10.9 million, no exposure to commercial office space nor construction loans, and $14.7 million in performing loans to the hospitality industry. The allowance for credit losses was $21.0 million, or 1.50% of total loans, as compared to $16.6 million, or 1.38% of total loans at December 31, 2023. The ratio of nonperforming loans to total loans and total assets was 0.78% and 0.58%, respectively. The allowance for credit losses to nonperforming loans was 192%. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Due to increases in market interest rates since 2022, management enhanced its ongoing credit risk management monitoring of its commercial real estate loan portfolio. The following is a brief summary of our risk management results for our multifamily and CRE portfolios as of December 31, 2024:

●	The multifamily portfolio, excluding one nonperforming loan, totaling $344.2 million, has a current weighted average DSCR and an original LTV (defined as unpaid principal balance as of December 31, 2024 divided by appraised value at origination) of approximately 1.64 and 54%, respectively, and the CRE portfolio, totaling $87.0 million, has a current weighted average DSCR and an original LTV of approximately 1.48 and 58%, respectively.
●	Multifamily loans maturing in less than one year totaled $59.5 million and had a current weighted average DSCR and an original LTV of approximately 1.34 and 57%, respectively. CRE loans maturing in less than one year totaled $1.7 million and had a current weighted average DSCR and an original LTV of approximately 1.60 and 66%, respectively.
●	Multifamily loans maturing in one to two years totaled $48.4 million and had a current weighted average DSCR and an original LTV of approximately 1.39 and 66%, respectively. CRE loans maturing in one to two years totaled $3.8 million and had a current weighted average DSCR and an original LTV of approximately 1.39 and 55%, respectively.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Balance Sheet

At December 31, 2024, total assets were $1.89 billion, reflecting a $275.6 million, or 17.0% increase from December 31, 2023. This increase was primarily attributable to growth in loans totaling $189.6 million, or 15.7%, to $1.40 billion. Our higher yielding variable rate commercial loans increased $182.7 million, or 24.8%, during this same period (litigation related loans increased $223.4 million, or 36.5%, to $835.8 million). Our commercial relationship banking sales pipeline remained robust, anchored by our national platforms, regional BDOs, and supported by our competitive advantages in data, analytics and digital marketing. Our available-for-sale securities portfolio increased $119.6 million to $241.7 million as compared to December 31, 2023, as management deployed excess liquidity into securities as part of our previously mentioned balance sheet management strategy. Our held-to-maturity securities portfolio totaled $68.7 million, a decrease of $8.3 million, or 10.8%, due to portfolio amortization. In the third quarter of 2023, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding commercial loans.  Our total securities to assets ratio was 16.6% at December 31, 2024 as compared to 12.5% in the comparable prior year, enhancing our liquidity position, asset composition, and flexibility in the future.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	December 31,		September 30,		December 31,
	2024		2024		2023

	(Dollars in thousands)
Real estate:
Multifamily	$355,165	25.4%	$350,857	27.0%	$348,241	28.8%
Commercial real estate	87,038	6.2	87,544	6.8	89,498	7.4
1 – 4 family	14,665	1.1	14,749	1.1	17,937	1.5
Total real estate	456,868	32.7	453,150	34.9	455,676	37.7
Commercial:
Litigation related	835,839	59.8	727,749	56.1	612,457	50.7
Other	84,728	6.1	97,690	7.5	125,457	10.4
Total commercial	920,567	65.9	825,439	63.6	737,914	61.1
Consumer	19,339	1.4	18,874	1.5	14,491	1.2
Total loans held for investment	$1,396,774	100.0%	$1,297,463	100.0%	$1,208,081	100.0%
Deferred loan fees and unearned premiums, net	247		(20)		(668)
Loans, held for investment	$1,397,021		$1,297,443		$1,207,413

Total deposits were $1.64 billion as of December 31, 2024, a $234.9 million, or 16.7%, increase from December 31, 2023. This was primarily due to a $203.9 million, or 22.0%, increase in Savings, NOW and Money Market deposits, primarily driven by our IOLTA and other escrow deposits as well as a $24.7 million, or 5.2%, increase in noninterest bearing demand deposits. Our deposit strategy primarily focuses on developing full service branchless commercial banking relationships nationally with our clients through commercial lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and settlement deposits represent $979.0 million, or 59.6%, of total deposits. As of December 31, 2024, uninsured deposits were $463.9 million, or 28%, of our total deposits of $1.64 billion, excluding $12.4 million of affiliate deposits held by the Bank. Approximately 80% of our uninsured deposits represent clients with full commercial relationship banking with us (i.e.-commercial loans, payment processing, and other commercial service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of December 31, 2024, off-balance sheet sweep funds totaled approximately $554.4 million, of which approximately $424.2 million, or 76.5%, was available to be swept on balance sheet as reciprocal client relationship deposits. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At December 31, 2024, we had the ability to borrow, on a secured basis, up to $431.7 million from the FHLB of New York and $51.4 million from the FRB of New York discount window. No borrowing amounts were outstanding during the fourth quarter of 2024. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $38.5 million to $237.1 million as of December 31, 2024, when compared to December 31, 2023, primarily driven by increases in retained earnings (net income). During the fourth quarter 2024, the increase in retained earnings (net income) was offset by increases in (1) other comprehensive losses (unrealized net losses on securities available-for-sale, net of taxes) of $4.0 million to $14.3 million due to changes in market interest rates and (2) increases in treasury stock of $3.1 million to $5.7 million due to the vesting of stock grants.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	December 31,	September 30,	December 31,
	2024	2024	2023
ASSETS
Cash and cash equivalents	$126,329	$147,663	$165,209
Securities available-for-sale, at fair value	241,746	211,460	122,107
Securities held-to-maturity, at cost	68,660	70,794	77,001
Securities, restricted at cost	3,034	3,034	2,928
Loans, held for investment	1,397,021	1,297,443	1,207,413
Less: allowance for credit losses	(20,979)	(19,451)	(16,631)
Loans, net of allowance	1,376,042	1,277,992	1,190,782
Premises and equipment, net	2,436	2,610	2,602
Other assets	74,256	68,921	56,247
Total Assets	$1,892,503	$1,782,474	$1,616,876

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$497,958	$539,434	$473,274
Savings, NOW and money market deposits	1,130,174	982,816	926,264
Certificates of deposit	14,104	14,145	7,761
Total deposits	1,642,236	1,536,395	1,407,299
Other liabilities	13,173	13,511	11,022
Total liabilities	1,655,409	1,549,906	1,418,321
Total stockholders' equity	237,094	232,568	198,555
Total Liabilities and Stockholders' Equity	$1,892,503	$1,782,474	$1,616,876

Selected Financial Data
Common shares outstanding	8,354,753	8,320,317	8,287,848
Book value per share	$28.38	$27.95	$23.96
Equity to assets	12.53%	13.05%	12.28%

Capital Ratios (1)
Tier 1 leverage ratio	11.70%	12.60%	12.07%
Common equity tier 1 capital ratio	14.67	15.39	14.13
Tier 1 capital ratio	14.67	15.39	14.13
Total capital ratio	15.92	16.64	15.38

Asset Quality
Nonperforming loans	$10,940	$10,940	$10,940
Allowance for credit losses to total loans	1.50%	1.50%	1.38%
Nonperforming loans to total loans	0.78	0.84	0.91
Nonperforming assets to total assets	0.58	0.61	0.68
Allowance to nonperforming loans	192	178	152

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity. The decrease in bank-only capital ratios are a result of a $10 million dividend from the Bank to the Company during the fourth quarter of 2024.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Interest income	$30,784	$29,131	$25,567	$113,373	$91,888
Interest expense	3,898	3,273	2,897	13,444	8,115
Net interest income	26,886	25,858	22,670	99,929	83,773
Provision for credit losses	1,700	1,000	1,500	4,700	4,525
Net interest income after provision for credit losses	25,186	24,858	21,170	95,229	79,248

Noninterest income:
Payment processing fees	5,088	5,169	5,418	20,875	22,316
Net gain on equity investments	—	—	—	—	4,013
Other noninterest income	1,081	893	848	4,020	3,422
Total noninterest income	6,169	6,062	6,266	24,895	29,751

Noninterest expense:
Employee compensation and benefits	9,634	9,525	8,761	37,845	32,481
Other expenses	6,051	5,833	5,140	22,998	20,636
Total noninterest expense	15,685	15,358	13,901	60,843	53,117
Income before income taxes	15,670	15,562	13,535	59,281	55,882
Income taxes	3,917	4,202	3,653	15,623	14,871
Net income	$11,753	$11,360	$9,882	$43,658	$41,011

Earnings Per Share
Basic	$1.49	$1.45	$1.28	$5.58	$5.31
Diluted	1.37	1.34	1.18	5.14	4.91
Basic - adjusted (1)	1.49	1.45	1.28	5.58	4.94
Diluted - adjusted (1)	1.37	1.34	1.18	5.14	4.56

Selected Financial Data
Return on average assets	2.49%	2.62%	2.59%	2.57%	2.89%
Return on average equity	19.99	20.29	20.78	20.14	23.20
Adjusted return on average assets (1)	2.49	2.62	2.59	2.57	2.68
Adjusted return on average equity (1)	19.99	20.29	20.78	20.14	21.54
Net interest margin	5.87	6.16	6.12	6.06	6.09
Efficiency ratio (1)	47.5	48.1	48.0	48.7	46.8
Adjusted efficiency ratio (1)	47.5	48.1	48.0	48.7	48.5

Cash dividends paid per common share	$0.150	$0.150	$0.125	$0.600	$0.475

Weighted average basic shares	7,869,435	7,815,197	7,730,151	7,817,626	7,716,367
Weighted average diluted shares	8,588,925	8,503,966	8,387,587	8,487,041	8,345,586

(1)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	December 31,			September 30,			December 31,
	2024			2024			2023
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,315,392	$25,731	7.78%	$1,270,491	$25,122	7.87%	$1,169,411	$23,028	7.81%
Securities, includes restricted stock	303,017	2,619	3.44%	279,768	2,389	3.40%	218,130	1,439	2.62%
Interest earning cash and other	205,281	2,434	4.72%	120,316	1,620	5.36%	83,103	1,100	5.25%
Total interest earning assets	1,823,690	30,784	6.72%	1,670,575	29,131	6.94%	1,470,644	25,567	6.90%

NONINTEREST EARNING ASSETS	57,283			52,008			44,805

TOTAL AVERAGE ASSETS	$1,880,973			$1,722,583			$1,515,449

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,081,662	$3,730	1.37%	$940,920	$3,129	1.32%	$814,089	$2,826	1.38%
Time deposits	14,111	167	4.71%	12,251	143	4.64%	8,366	70	3.32%
Total interest bearing deposits	1,095,773	3,897	1.41%	953,171	3,272	1.37%	822,455	2,896	1.40%
Borrowings	44	1	9.04%	44	1	9.04%	45	1	8.82%
Total interest bearing liabilities	1,095,817	3,898	1.42%	953,215	3,273	1.37%	822,500	2,897	1.40%

NONINTEREST BEARING LIABILITIES
Demand deposits	534,747			531,864			484,690
Other liabilities	16,555			14,762			19,614
Total noninterest bearing liabilities	551,302			546,626			504,304
Stockholders' equity	233,854			222,742			188,645

TOTAL AVG. LIABILITIES AND EQUITY	$1,880,973			$1,722,583			$1,515,449
Net interest income		$26,886			$25,858			$22,670
Net interest spread			5.30%			5.57%			5.50%
Net interest margin			5.87%			6.16%			6.12%
Deposits (including noninterest bearing demand deposits)	$1,630,520	$3,897	0.95%	$1,485,035	$3,272	0.88%	$1,307,145	$2,896	0.88%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Year Ended December 31,
	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,258,914	$98,458	7.82%	$1,051,903	$81,188	7.72%
Securities, includes restricted stock	265,714	8,636	3.25%	210,776	5,020	2.38%
Securities purchased under agreements to resell	—	—	—	27,142	1,526	5.62%
Interest earning cash and other	123,805	6,279	5.07%	85,454	4,154	4.86%
Total interest earning assets	1,648,433	113,373	6.88%	1,375,275	91,888	6.68%

NONINTEREST EARNING ASSETS	52,157			45,703

TOTAL AVERAGE ASSETS	$1,700,590			$1,420,978

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$945,899	$12,889	1.36%	$715,004	$7,635	1.07%
Time deposits	12,281	551	4.49%	13,159	476	3.62%
Total interest bearing deposits	958,180	13,440	1.40%	728,163	8,111	1.11%
Borrowings	44	4	9.09%	46	4	8.70%
Total interest bearing liabilities	958,224	13,444	1.40%	728,209	8,115	1.11%

NONINTEREST BEARING LIABILITIES
Demand deposits	510,868			497,795
Other liabilities	14,755			18,210
Total noninterest bearing liabilities	525,623			516,005
Stockholders' equity	216,743			176,764

TOTAL AVG. LIABILITIES AND EQUITY	$1,700,590			$1,420,978
Net interest income		$99,929			$83,773
Net interest spread			5.48%			5.57%
Net interest margin			6.06%			6.09%
Deposits (including noninterest bearing demand deposits)	$1,469,048	$13,440	0.91%	$1,225,958	$8,111	0.66%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized gain, net of tax, on the Company’s equity investments.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Net income – GAAP	$11,753	$11,360	$9,882	$43,658	$41,011
Less: Net gain on equity investments	—	—	—	—	(4,013)
Add: income tax impact	—	—	—	—	1,083
Adjusted net income	$11,753	$11,360	$9,882	$43,658	$38,081

Return on average assets – GAAP	2.49%	2.62%	2.59%	2.57%	2.89%
Adjusted return on average assets	2.49%	2.62%	2.59%	2.57%	2.68%

Return on average equity – GAAP	19.99%	20.29%	20.78%	20.14%	23.20%
Adjusted return on average equity	19.99%	20.29%	20.78%	20.14%	21.54%

Basic earnings per share – GAAP	$1.49	$1.45	$1.28	$5.58	$5.31
Adjusted basic earnings per share	$1.49	$1.45	$1.28	$5.58	$4.94

Diluted earnings per share – GAAP	$1.37	$1.34	$1.18	$5.14	$4.91
Adjusted diluted earnings per share	$1.37	$1.34	$1.18	$5.14	$4.56

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Efficiency ratio – non-GAAP(1)	47.5%	48.1%	48.0%	48.7%	46.8%
Noninterest expense – GAAP	$15,685	$15,358	$13,901	$60,843	$53,117
Net interest income – GAAP	26,886	25,858	22,670	99,929	83,773
Noninterest income – GAAP	6,169	6,062	6,266	24,895	29,751
Less: Net gain on equity investments	—	—	—	—	(4,013)
Adjusted noninterest income – non-GAAP	$6,169	$6,062	$6,266	$24,895	$25,738
Adjusted efficiency ratio – non-GAAP(2)	47.5%	48.1%	48.0%	48.7%	48.5%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

December 31,
2024
Total assets - GAAP	$1,892,503
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,892,503

Total stockholders' equity - GAAP	$237,094
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	237,094
Add: unrecognized losses on securities held-to-maturity, net of tax	(5,604)
Adjusted TCE - non-GAAP	$231,490

Stockholders' equity to assets - GAAP	12.53%
TCE to TA - non-GAAP	12.53%
Adjusted TCE to TA - non-GAAP	12.23%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

December 31,
2024
Common equity tier 1 ("CET1") capital - Bank	$218,419
Add: unrealized losses on securities available-for-sale , net of tax	(14,287)
Add: unrecognized losses on securities held-to-maturity, net of tax	(5,604)
Adjusted CET1 capital - Bank	$198,528

Total risk-weighted assets - Bank	$1,488,855

CET1 capital ratio(1)	14.67%
Adjusted CET1 capital ratio(1)	13.33%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.